Execution Version Tauhara

                                                                    EXHIBIT 4.21

INFRASTRUCTURE AGREEMENT

BETWEEN

FLETCHER CHALLENGE FORESTS INDUSTRIES LIMITED

AND

UBS MANGAKAHIA FOREST VENTURE LTD

                                                         [SIMPSON GRIERSON LOGO]

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                                TABLE OF CONTENTS

1.     INTERPRETATION                                                            1
2.     HARVEST SCHEDULING AND FOREST ROADING                                     6
3.     TRANSITIONAL PERIOD HARVEST SCHEDULING                                   17
4.     HEALTH AND SAFETY, CERTIFICATION AND ENVIRONMENTAL COMPLIANCE            17
5.     INSURANCE                                                                19
6.     REPRESENTATIONS, WARRANTIES AND STANDARD OF PERFORMANCE                  20
7.     INDEMNITY                                                                22
8.     FORCE MAJEURE                                                            24
9.     RESOLUTION OF DISPUTES                                                   25
10.    ASSIGNMENT                                                               26
11.    SEVERABILITY                                                             27
12.    APPLICABLE LAW                                                           27
13.    NOTICES                                                                  28
14.    COPIES OF NOTICES                                                        30
15.    THIRD PARTY NOTICES                                                      30
16.    ENTIRE AGREEMENT                                                         30
17.    MODIFICATION                                                             30
18.    WAIVER                                                                   30
19.    CONFIDENTIALITY                                                          30
20.    TERM OF AGREEMENT AND SUSPENSION                                         31
21.    COUNTERPARTS                                                             34
22.    FURTHER ASSURANCES                                                       35
23.    LIMITED RECOURSE                                                         35
24.    DEFAULT INTEREST                                                         35
25.    COSTS                                                                    35
26.    NO PARTNERSHIP                                                           35
27.    NO MERGER                                                                35
28.    NO DOUBLE CLAIMS                                                         36

SCHEDULE ONE - FORESTRY RIGHT
SCHEDULE TWO - UNDERTAKING AND GUARANTEE

THIS AGREEMENT is dated the                day of                           2003

BETWEEN  FLETCHER CHALLENGE FORESTS INDUSTRIES LIMITED of Auckland ("FCF")

AND UBS MANGAKAHIA FOREST VENTURE LTD an incorporated company having its registered office at Auckland ("UBS Mangakahia")

BACKGROUND

A.       FCF is the registered proprietor and owner of the Land.

B.       UBS Mangakahia will acquire the Trees and the Forestry Right.

C. FCF and UBS Mangakahia wish to enter into this agreement to record the terms and conditions by which FCF will provide certain infrastructure services to UBS Mangakahia in relation to the Forestry Right.

THE PARTIES AGREE:

1.       INTERPRETATION

         In this agreement unless the context indicates otherwise:

         1.1      DEFINITIONS:

                  "ACT" means the Companies Act 1993;

                  "AFFILIATE" of a person shall mean a person controlled by, controlling or under common control with, such person and for the purposes of this definition Forestry Corporation of New Zealand Limited (In Receivership) is not an affiliate of any party;

                  "BILL RATE" means the average of the bid rates for 90-day bank accepted bills of exchange, expressed as a percentage per annum as quoted on Reuters page BKBM (subject to manifest error) as fixed at 10.45am on each Business Day following the due date;

                  "BUSINESS DAY" means a day on which registered banks are open for business in Auckland excluding Saturdays, Sundays and public holidays;

                  "COMMENCEMENT DATE" means the date of "SETTLEMENT" as that term is defined in the Sale and Purchase Agreement being the date of this agreement;

                  "CONFIDENTIAL INFORMATION" means any information:

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Infrastructure Agreement                                                  Page 2

                  (a) relating to the terms of this agreement excluding Working Block(s), PHI, price information and other information related to sales of stumpage and logs from the Stands; or

                  (b) disclosed by either party to the other party on the express basis that such information is confidential;

                  provided that where information relates exclusively to one party, nothing in this agreement will require that party to maintain confidentiality in respect of that information;

                  "DEFAULT INTEREST RATE" means interest calculated at the Bill Rate plus 4% per annum;

                  "ENCUMBRANCE" means a mortgage, lien, charge, pledge, title retention, caveat, option, right of pre-emption, tenancy, third party right, or security interests of any kind;

                  "ENVIRONMENTAL GUIDELINES" means codes of practice and guidelines issued from time to time by any competent authority (including for the avoidance of doubt any relevant District or Regional Plans or resource consents) or UBS Mangakahia, which address in whole or in part the protection of the environment and the Land;

                  "ENVIRONMENTAL LAW" means all applicable law relating to any aspect of:

                  (a)      the environment;

                  (b)      the Land and Trees;

                  (c) substances which may have an adverse effect on the environment; and

                  (d) the carrying on or permitting of activities which may have an adverse effect on the environment;

                  whether pursuant to the Resource Management Act 1991, any other statutes, under the common law or otherwise;

                  "ENVIRONMENTAL REQUIREMENTS" means Environmental Law and Environmental Guidelines;

                  "FCF" means Fletcher Challenge Forests Industries Limited at Auckland together with its successors and permitted assigns;

                  "FOREST ROADS" means all forestry roads, road works, landings for harvest operations, landing formation works, skid sites, gates and bridges on the Land necessary for the purposes of access, harvesting and extracting logs from the Working Block(s) scheduled for harvest;

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Infrastructure Agreement                                                  Page 3

                  "FORESTRY CONSULTANT" means a reputable forestry expert with relevant experience;

                  "FORESTRY RIGHT" means the forestry right to be entered into between FCF and UBS Mangakahia concurrently with this agreement in accordance with the provisions of the Forestry Rights Registration Act 1983 and in relation to certain identified Stands and a copy of which is attached in Schedule One;

                  "GST" means goods and services tax levied in accordance with the GST Act and includes any tax levied in substitution for such tax and excludes any penalties and interest;

                  "GST ACT" means the Goods and Services Tax Act 1985;

                  "HARVEST AREAS" means those of the Working Block(s) that FCF elects to purchase from UBS Mangakahia in accordance with the terms of the Wood Supply Agreement;

                  "HARVEST PERIOD" means a year commencing on 1 July and ending on 30 June of the following year nominated as the period in which certain Working Block(s) are designated for harvest pursuant to the terms of this agreement;

                  "HARVEST PERIOD ONE" means the period commencing 1 July 2003 and ending on 30 June 2004;

                  "HARVEST PERIOD TWO" means the period commencing 1 July 2004 and ending on 30 June 2005;

                  "INSOLVENCY EVENT" means with respect to a company when:

                  (a) an application is made to a court for an order and an order is duly made appointing a liquidator, provisional liquidator, interim liquidator, receiver, manager, receiver and manager, administrator, administrative receiver, trustee in administration, statutory manager or similar officer in respect of the company or one of them is appointed;

                  (b) the members of the company pass a special resolution or the board of the company resolves to appoint a liquidator or formal notice of a proposed resolution to do so is given or any other steps are taken evidencing an intention to do so;

                  (c) the company stops or threatens to stop payment of creditors generally or is deemed to be unable to pay its debts as they fall due, has a compromise proposed in respect of it, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness, makes a general assignment for the benefit of or a composition

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Infrastructure Agreement                                                  Page 4

                           with its creditors or proposes a reorganisation, moratorium or other administration involving them;

                  (d) execution issued against the company in respect of a judgment debt has been returned unsatisfied in whole or in part;

                  (e) a statutory demand is served on the company for an amount exceeding 1% of its gross assets as shown in the accounts of the company for the most recently completed financial year of the company and expires unremedied unless such statutory demand relates to an amount which is the subject of a bona fide dispute by the company; or

                  (f) a creditor of the company, which creditors rights are intended to be subordinate to the obligations of the company to this agreement attempts to exercise any rights, or to gain any specific rights which would impinge upon UBS Mangakahia's rights under the Forestry Right;

                  other than where in the case of any of the events referred to in sub-clauses (a) to (f) above, such event takes place for the purposes of and is followed by a reconstruction, amalgamation or reorganization (not involving or arising out of insolvency) approved in writing by UBS Mangakahia which consent is not to be unreasonably or arbitrarily withheld or delayed;

                  "LAND" means the land the subject of the Forestry Right more particularly comprised and described in the Forestry Right;

                  "MANAGEMENT AGREEMENT" means the management agreement to be entered into between UBS Mangakahia and FCF concurrently with this agreement pursuant to which FCF will manage the Tauhara forests;

                  "MONTH" means a calendar month;

                  "PHI" means a pre-harvest inventory, being the random sampling of Stands using MARVL (or the equivalent) assessment methodology to defined levels of precision using current standard industry grades applicable to the Supply Region at the time;

                  "QUARTER" means a calendar quarter ending on 30 June, 30 September, 31 December and 31 March in each Harvest Period;

                  "RELATED AGREEMENTS" means the Forestry Right, Management Agreement, Sale and Purchase Agreement and the Wood Supply Agreement;

                  "RELATED COMPANY" has the meaning ascribed to that term by the Companies Act 1993;

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Infrastructure Agreement                                                  Page 5

                  "SALE AND PURCHASE AGREEMENT" means the sale and purchase agreement entered into between Teal 4 Limited and FCF on 15 January 2003 (as may be amended by any deed(s) of amendment) pursuant to which FCF will sell the Trees to UBS Mangakahia (as Teal 4 Limited's nominee under that agreement) and create the Forestry Right;

                  "SETTLEMENT" has the meaning ascribed to that term by the Sale and Purchase Agreement;

                  "STAND" means those parts of the Land comprising specific plantation areas of the same age class, area and silvicultural condition described in the Forestry Right;

                  "SUPPLY REGION" means the "SUPPLY REGION" as that term is defined in the Wood Supply Agreement;

                  "TRANSITIONAL PERIOD" means the period incorporating Harvest Period One and Harvest Period Two commencing 1 July 2003 and ending on 30 June 2005;

                  "TREES" means those Pinus radiata trees growing, standing or lying on the Stands as at the date of the Sale and Purchase Agreement and any logs or forest produce arising from such trees;

                  "UBS MANGAKAHIA" means UBS Mangakahia Forest Venture Ltd at Auckland together with its successors and permitted assigns;

                  "WOOD SUPPLY AGREEMENT" means the wood supply agreement to be entered into between UBS Mangakahia and FCF concurrently with this agreement under which UBS Mangakahia will supply certain of the Trees to FCF;

                  "WORKING BLOCK(S)" means those Trees in a Stand (or part thereof) designated by UBS Mangakahia for harvesting pursuant to sub-clauses 2.1.1, 2.1.2 and 3.2 of this agreement; and

                  "YEAR" means a calendar year.

         1.2 PARTIES: references to parties are references to parties to this agreement;

         1.3 PERSONS: references to persons shall be deemed to include references to individuals, companies, corporations, firms, partnerships, joint ventures, associations, organisations, trusts, states or agencies of state, government departments and municipal authorities or other regulatory bodies in each case whether or not having separate legal personality;

         1.4 DEFINED EXPRESSIONS: expressions defined in the main body of this agreement have the defined meaning in the whole of this agreement including the background;

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Infrastructure Agreement                                                  Page 6

         1.5 DEFINED EXPRESSIONS: expressions defined in the main body of this agreement bear the defined meaning in the whole of this agreement including the recitals;

         1.6 CLAUSES, SCHEDULES AND BACKGROUND: references to clauses, schedules and background are references to clauses, schedules and background to this agreement unless otherwise indicated;

         1.7 HEADINGS: section, clause and other headings are for ease of reference only and shall not be deemed to form any part of the context or to affect the interpretation of this agreement;

         1.8 SINGULAR AND PLURAL: words importing the singular number shall include the plural and vice versa;

         1.9 SCHEDULES: the schedules to this agreement and the provisions and conditions contained in such schedules shall have the same effect as if set out in the body of this agreement;

         1.10 NEGATIVE OBLIGATIONS: any obligation not to do anything shall be deemed to include an obligation not to suffer, permit or cause that thing to be done;

         1.11 GENDER: words importing one gender shall include the other genders;

         1.12 STATUTES AND REGULATIONS: references to a statute include references to regulations, orders or notices made under or pursuant to such statute or regulations made under the statute and references to a statute or regulation include references to all amendments to that statute or regulation whether by subsequent statute or otherwise and a statute or regulation passed in substitution for the statute or regulation referred to as incorporating any of the provisions;

         1.13 DISPOSAL: references to disposal include sale, exchange, transfer, assignment, lease or parting with possession or control of, and the word "dispose" means to make a disposal; and

         1.14 NEW ZEALAND DOLLARS: all monetary amounts are payable in New Zealand dollars.

2.       HARVEST SCHEDULING AND FOREST ROADING

         2.1 HARVEST SCHEDULING: Subject to the specific procedures set out in clause 3 relating to the Transitional Period, in each Year during the term of this agreement the following provisions will apply.

                  2.1.1 NOTIFICATION OF WORKING BLOCK(S): UBS Mangakahia will give notice on 1 February to FCF designating the Working Block(s) that UBS Mangakahia intends to harvest in the Harvest Period commencing 1 July in the following year ("UBS Mangakahia Notice"). (By way of example, the first UBS

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Infrastructure Agreement                                                  Page 7

                           Mangakahia Notice given for harvesting to take place after the Transitional Period will be given on 1_February 2004 and will designate the Working Block(s) to be harvested during the period 1 July 2005 to 30 June 2006).

                  2.1.2 FCF HARVEST RECOMMENDATIONS: FCF may on or before the 20th of February, make any recommendations on the harvesting sequence or otherwise as it considers appropriate in relation to the harvest proposals. UBS Mangakahia will in good faith give due consideration to such recommendations and will confirm in writing to FCF on or before the last day of February the changes (if any) to be made to the Working Block(s) designated pursuant to the UBS Mangakahia Notice. For the avoidance of doubt, if no further notice relating to the designation of Working Block(s) is presented by UBS Mangakahia the particulars set out in the original UBS Mangakahia Notice will apply.

                  2.1.3    APPOINTMENT OF FORESTRY CONSULTANT AND PRE-HARVEST
                           INVENTORY: Before 1 February in each Year UBS Mangakahia shall appoint a Forestry Consultant to complete a PHI of the Working Block(s) notified under the UBS Mangakahia Notice (as amended pursuant to sub-clause 2.1.2, if appropriate). Prior to making each such appointment UBS Mangakahia shall consult with FCF on UBS Mangakahia's proposed PHI methodology and the appointment of the Forestry Consultant. The Forestry Consultant must make available to FCF the plot data and plot locations (to ensure that the sampled Trees can be identified and audited by FCF. For the avoidance of doubt the parties agree that clause 9 will not apply to the PHI information referred to in this sub-clause) used in calculating the PHI to enable FCF to undertake an independent assessment of the PHI.

         2.2 HARVEST PREPARATIONS: Following designation of the Working Block(s) pursuant to sub-clauses 2.1.1 and 2.1.2, in each Year (and pursuant to sub-clause 3.2 in relation to Harvest Period One and Harvest Period Two) of this agreement FCF will do the following.

                  2.2.1 HARVEST CONSENTS: To the extent that they are not already held, apply for and obtain any resource consents (required pursuant to the Resource Management Act 1991), permits and licences that may be necessary to harvest the Working Block(s) during the relevant Harvest Periods ("Consents"). FCF acknowledges that the Consents must be upon terms such that any third party reasonably appointed by UBS Mangakahia to harvest any of the Trees will be legally entitled to do so under the authority of the Consents. Where the relevant Consent is not a land use consent FCF agrees that it will transfer and/or assign the benefit of such Consents to any party (as notified by UBS Mangakahia) harvesting the Trees in the relevant Working Block(s). For the avoidance of doubt the costs associated with

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Infrastructure Agreement                                                  Page 8

                           obtaining and assigning the benefit of any Consents is to be incorporated in the fees payable pursuant to sub-clause 2.13.2.

                  2.2.2 FOREST ROADS: Undertake all works necessary, including road line salvage to prepare, maintain and/or develop (as the case may be) any Forest Roads required for the harvesting and extraction of wood from the Working Block(s) in the relevant Harvest Periods. FCF will be required to obtain all resource consents and other relevant authorisations as are necessary to prepare, maintain, develop and use such Forest Roads to harvest the Working Block(s). In undertaking such works FCF agrees to ensure that the Forest Roads will be:

                           (a) READY FOR USE: ready for use for the harvesting of the Working Block(s) during the relevant Harvest Period;

                           (b) FORESTRY STANDARDS: of a standard consistent with good forestry practice so as to cope with the wood volumes expected to be extracted from the Working Block(s);

                           (c) CAPACITY AND SAFETY: of suitable capacity and layout (applying good forestry management practice) to enable safe and efficient harvesting and extraction of wood from the Working Block(s); and

                           (d) OTHER FCF USAGE: of suitable capacity and layout (applying good forestry practice) to handle any additional operational traffic associated with other harvesting and operations of FCF which FCF (and its personnel, contractors and invitees) may use the Forest Roads for during the period that UBS Mangakahia will be harvesting the relevant Working Block(s).

                  2.2.3 PUBLIC ROADS: Ascertain and ensure compliance with all requirements of local or other proper authorities for any special authority needed to exceed normal road usage on public roads, and for other matters within their lawful jurisdiction arising out of the use of such roads for the harvesting of the Working Block(s) in the relevant Harvest Period provided that any request by UBS Mangakahia in this regard is reasonable and accords with normal industry standards. More particularly, the following terms shall apply in relation to the use of, and access to, public roads.

                           (a) OBTAINING AUTHORISATIONS: Except as provided in sub-clause 2.2.3(b) FCF's obligation under this sub-clause extends only to identifying any relevant requirements and using all reasonable endeavours to acquire the necessary authority and does not extend to

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Infrastructure Agreement                                                  Page 9

                                    ensuring compliance by UBS Mangakahia, its employees, invitees, licensees and agents with the terms and conditions of any such authority or their actual usage of any public road. The parties acknowledge that this may include a requirement from any relevant authority to provide a bond or guarantee. If required to do so by any relevant authority, FCF and UBS Mangakahia will promptly put in place at their respective costs in all respects, such bond or guarantee as required by the relevant authority that reflects their proportionate use of such public roads during the relevant Harvest Period. For the avoidance of doubt FCF's share of costs is to be based on any usage by FCF arising from the balance of the Land not included in the Stands.

                           (b) LIMITED ACCESS ROADS: Where conditions apply in relation to limited access road crossings giving access and egress from the Land to public roads, FCF must undertake such works/steps as may be required (including the construction of de-acceleration lanes and road widening where necessary) to comply with conditions imposed under the Transit New Zealand Act 1989 and/or imposed by any relevant regulatory authority. For the avoidance of doubt FCF will be responsible for all costs associated with complying with such limited access conditions.

                  2.2.4 HARVEST PLANNING SERVICES: Regularly (and not less than every Quarter) provide UBS Mangakahia with a written report on the readiness for harvesting of the Working Block(s) (which will be discussed at the Quarterly meetings held pursuant to the terms of the Management Agreement), in relation to UBS Mangakahia's harvest planning arrangements including extraction sequences for scheduled Working Block(s), harvest resource consents, the condition and layout of Forest Road networks and the preparation of landings/skid sites for harvest operations.

         2.3 ADDITIONAL FCF SERVICES: During the term of this agreement FCF will at the reasonable request of UBS Mangakahia do the following.

                  2.3.1 TRAINING: Provide induction training sessions for those of UBS Mangakahia's personnel, contractors and invitees who will be exercising access to the Land. Such sessions are to be provided when reasonably required and will cover applicable health and safety work rules and procedures, any relevant Forest Road use rules, fire prevention/safety requirements, emergency procedures, and such other matters as considered prudent by FCF for individuals entering upon the Land and using the Forest Roads.

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Infrastructure Agreement                                                 Page 10

                  2.3.2 RADIO COMMUNICATIONS: Provide instructions to UBS Mangakahia's personnel, contractors and invitees as to the appropriate radio frequencies to be used to access FCF's radio network. UBS Mangakahia's personnel, contractors and invitees will be entitled to use FCF's network for communications purposes when exercising access to the Land during the term of this agreement.

                  2.3.3 CONTROL ACCESS: Control access of other users to the relevant parts of the Land during Harvest Periods to ensure that the Forest Roads are not used in an unsafe manner or congested during harvesting.

         2.4 FOREST ROADING MAINTENANCE: During the term of this agreement FCF agrees to maintain the Forest Roads to a standard such that:

                  2.4.1 HARVESTING ACCESS: UBS Mangakahia may harvest and extract logs from Working Block(s) scheduled for harvest pursuant to sub-clauses 2.1.1, 2.1.2, and 3.2; and

                  2.4.2 FORESTRY RIGHT ACCESS: UBS Mangakahia may enjoy full access to the Land as contemplated by the Forestry Right. UBS Mangakahia acknowledges and agrees that the provisions of this sub-clause 2.4 does not require FCF to maintain all Forest Roads at all times throughout the term of this agreement. The relevant Forest Roads will be maintained in accordance with normal forestry practice where they are required for harvesting the relevant Working Block(s), for access to the public roads and the major access roads on the Land.

         2.5 REPAIRS AND REINSTATEMENT: Following the completion of harvesting and extraction of wood from the relevant Working Block(s) the parties agree that where FCF has not been responsible for harvesting the Trees, UBS Mangakahia will be responsible for the repairing and reinstatement of any damage caused to the Forest Roads (excluding skids and landings for the purposes of this sub-clause) by the harvesting and associated use by that party, its personnel, contractors and invitees to a standard acceptable for the establishment of a succeeding crop or as otherwise agreed.

         2.6 FOREST ROADS: In each Year of this agreement following nomination of the Working Block(s) pursuant to sub-clauses 2.1.1, 2.1.2, and 3.2, FCF will provide UBS Mangakahia on or before 1_March with a written infrastructure plan that will include the following.

                  2.6.1 MAP: A map of the Working Block(s) and Land showing the Forest Roads that will be used to harvest the Trees within those Working Block(s) and for the cartage of the harvested produce from the Working Block(s) over the Land. Such map should also delineate those Forest Roads that are existing and those that

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Infrastructure Agreement                                                 Page 11

                           need to be constructed and/or upgraded for the harvesting of the Working Block(s).

                  2.6.2 MEASUREMENTS: Details, including the specification and length of roading and number of landings to be constructed and/or upgraded for the harvesting of the Working Block(s).

                  2.6.3 GEOTHERMAL BORES: Geographical Information Systems data programmed with the location of geothermal bores plotted on the Land.

                  2.6.4 PHYSICAL/LEGAL ACCESS ISSUES: Details of any physical or legal access issues which may result in UBS Mangakahia (or any third party purchaser of Trees from UBS Mangakahia other than FCF) being unable to harvest or access the relevant Trees for harvesting using the then existing most practicable and cost effective access route.

         2.7 RESPONSE TO INFRASTRUCTURE PLAN: Following receipt of the infrastructure plan pursuant to sub-clause 2.6 the parties will meet and discuss any issues arising from the infrastructure plan and the parties will agree at that meeting any changes to the plan. FCF will then provide an amended infrastructure plan incorporating the agreed changes (if any) within ten (10) Business Days.

         2.8 FOREST ROADING COSTS: FCF acknowledges that the purchase price under the Sale and Purchase Agreement included an amount effectively representing a prepayment for the cost of the provision of Forest Roads. Accordingly, for the avoidance of doubt the parties agree that FCF will be responsible for the costs associated with the provision of the Forest Roading pursuant to sub-clauses 2.2.2 and 2.4, including but not limited to provision of equipment, obtaining resource consents, planning, labour, regulatory compliance and materials but excluding any bond or guarantee payable under subclause 2.2.3.

         2.9 DESIGNATION AND DETERMINATION OF ROAD LINE SALVAGE: Following finalisation of the infrastructure plan, FCF shall mark out the area of all landings and skid sites and the centre line of all forest roading necessary to implement the infrastructure plan agreed by FCF and UBS Mangakahia pursuant to sub-clause
                  2.7. Within thirty (30) days of receipt of FCF's request (and in any event no earlier than thirty (30) days after agreement is reached as to the infrastructure plan pursuant to sub-clause 2.7), UBS Mangakahia will:

                  2.9.1 DESIGNATION: arrange for the outer boundaries of the Trees to remain to be physically marked or designated by such other means of demarcation as may be agreed by the parties; and

                  2.9.2 APPOINT CONSULTANT: appoint a Forestry Consultant ( at UBS Mangakahia's cost) who will undertake a road line salvage PHI (including the area of landings, skid sites and road strips) to

Infrastructure Agreement                                                 Page 12

                           estimate the grades and volumes of logs from the Trees that will be extracted in order to implement the infrastructure plan. UBS Mangakahia will consult with FCF regarding the methodology to be applied in undertaking the estimate. Within 3 Business Days of completing the PHI, UBS Mangakahia must make available to FCF the plot data and plot locations (to ensure that the sampled Trees can be identified and audited by FCF) used in calculating the grades and volumes and the area calculation used in determining the volume (as they are completed) to enable FCF to undertake an independent assessment of the grades and volumes. FCF must advise UBS Mangakahia and the Forestry Consultant within 10 Business Days of receiving that information whether it accepts or rejects the estimate of grades and volumes. If FCF rejects the estimate of grades and volumes, then UBS Mangakahia and FCF will meet to agree what additional measurements should be undertaken by the Forestry Consultant in order for an acceptable estimate of the grades and volumes to be determined. The Forestry Consultant will at UBS Mangakahia's and FCF's joint costs undertake such additional measurements and will recalculate the grades and the volumes of logs to be extracted from the road line salvage and advise the parties accordingly.

         2.10 INVOICING OF ROAD LINE SALVAGE: Following determination pursuant to sub-clause 2.9, of the grades and volumes of logs for the Trees that will be extracted to implement the infrastructure plan, UBS Mangakahia will issue a GST tax invoice to FCF for the road line salvage Trees using the prices determined pursuant to sub-clause 2.11, which invoice will be payable by FCF by the first day of the relevant Quarter in which the relevant road line salvage Trees are to be harvested. In respect of the Trees designated for road line salvage the following provisions will apply.

                  2.10.1 RISK: Risk in each Tree will pass to FCF as from the date on which payment of the relevant GST tax invoice for the Trees is due.

                  2.10.2 TITLE: Title to a Tree will pass to FCF at the time of payment by FCF in full of the relevant GST tax invoice.

                  2.10.3 WARRANTIES AND UNDERTAKINGS: UBS Mangakahia warrants and undertakes to FCF as follows:

                           (a) LEGAL OWNER: As at the date that title to a Tree passes to FCF UBS Mangakahia is the legal and beneficial owner of the relevant Trees;

                           (b) TITLE: Title in the Trees will pass to FCF free from any Encumbrances created by UBS Mangakahia.

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Infrastructure Agreement                                                 Page 13

         2.11 PROCEDURE FOR CALCULATION OF ROAD LINE SALVAGE PRICES: The price of the Trees that will be extracted for road line salvage purposes shall be determined in accordance with the following provisions.

                  2.11.1 APPOINTMENT: Within thirty (30) days of receipt of the request under sub-clause 2.9 the parties will jointly appoint a Forestry Consultant or, failing agreement within ten (10) Business Days thereof, the Chairperson of the Consultants' Committee of the New Zealand Institute of Forestry will appoint a Forestry Consultant to set the market stumpage price by log grade (as set out in the PHI) for the road line salvage Trees. The Forestry Consultant will advise both parties in writing for each log grade, of the details of the market mix and associated pricing and, when applicable, costs of cartage, logging and loading.

                  2.11.2 CRITERIA: In setting the market price for the road line salvage Trees the Forestry Consultant shall have regard to those factors set out in clause 3.1.2 of the Wood Supply Agreement insofar as they are applicable to road line salvage Trees.

                  2.11.3 BINDING DECISION: The assessments made by the Forestry Consultant shall be final and binding on the parties and clause 9 shall not apply to such assessments.

         2.12 CUTTING OF AGREED TREES ONLY: If FCF harvests any Trees not designated for extraction pursuant to sub-clause 2.9.1 while implementing the infrastructure plan agreed pursuant to sub-clause 2.7, FCF must pay UBS Mangakahia on demand as liquidated damages, an amount equal to:

                  2.12.1 VOLUME: the volume of such logs that would have been obtained from the Trees felled as estimated by the Forestry Consultant using procedures consistent with sub-clause 2.11 multiplied by;

                  2.12.2 TWICE WEIGHTED AVERAGE: two (2) times the weighted average road line salvage stumpage rate applicable during the Quarter when harvested.

                  For the avoidance of doubt the parties record that FCF will not be required to pay two (2) times the weighted average road line salvage stumpage rate for Trees harvested outside the marked road line salvage boundaries that need to be removed for operational purposes or safety reasons consistent with accepted forestry industry practice provided that:

                  2.12.3 NOTICE TO UBS MANGAKAHIA: FCF shall be required to advise UBS Mangakahia in writing in relation to each road line as to the additional volume of Trees that have been harvested outside the marked road line salvage boundaries together with

Infrastructure Agreement                                                 Page 14

                           details as to why such harvesting was necessitated for operational or safety reasons;

                  2.12.4 MATERIAL VOLUMES: FCF shall be required to give advance written notice to UBS Mangakahia and obtain UBS Mangakahia's prior written consent (such consent not to be unreasonably withheld or delayed) where the Trees to be harvested outside the marked road line salvage boundaries for operational or safety reasons equates to a material increase in the PHI volumes estimated for the relevant road line salvage;

                  2.12.5 INVOICING OF ADDITIONAL ROAD LINE SALVAGE: UBS Mangakahia will issue a GST tax invoice (with subclauses 2.10.1 to 2.10.3 applying to such invoice and Trees) to FCF for all Trees harvested outside the marked road line salvage boundaries for operational purposes or safety reasons on the basis that FCF will be invoiced for the volume of such logs that would have been obtained from the Trees felled as estimated by the Forestry Consultant using the procedures consistent with sub-clause 2.11. Such invoice will be payable within 20 Business Days of the date of that invoice.

         2.13 FEES FOR INFRASTRUCTURE SERVICES: In consideration of FCF providing the infrastructure services other than Forest Roads under this agreement, UBS Mangakahia shall pay FCF fees calculated in accordance with the following:

                  2.13.1 FLAT FEE: $19,000 plus GST per Harvest Period with payment due in advance on 1 July of each Harvest Period following the issue of an appropriate GST tax invoice by FCF. The flat fee is intended to cover services to be provided by FCF which are intended to be independent of the level of service provided
                           (eg, induction, training and access to communication networks etc).

                  2.13.2 HARVEST PLANNING FEE: $35.00 plus GST per hectare applying to the Working Block(s) to be harvested in the relevant Harvest Period with payment due in advance on 1 July of each Harvest Period following the issue of an appropriate GST tax invoice by FCF. The harvest planning fee is intended to cover the costs of the harvest planning services provided by FCF to enable the harvest of the relevant Working Block(s) inclusive of all regulatory consents including resource consents.

                  2.13.3 ROAD USAGE FEE: 12.5 cents plus GST per cubic metre (excluding all road line salvage and Working Block(s) purchased by FCF) based on the aggregate PHI volumes from non FCF Working Block(s) harvested in the relevant Harvest Period. Payment to be made by four equal instalments with each instalment due on the first day of the Quarter following the issue of an appropriate GST tax invoice by FCF. The road usage

Infrastructure Agreement                                                 Page 15

                           fee is intended as a royalty payment for the use of the existing Forest Roads on the Land where FCF has already incurred the capital expenditure on constructing the relevant roads.

                  2.13.4   FEES REVIEW:

                           (a) BIENNIAL REVIEW: The flat fee, harvest planning fee and road usage fee provided for in sub-clauses 2.13.1, 2.13.2 and 2.13.3 respectively shall be reviewed biennially at the relevant April Quarterly meeting. At the time of such review the parties shall negotiate in good faith to determine the new flat fee, harvest planning fee and road usage fee to apply for the next two Year period taking into account the then current market rates for the services being provided by FCF under this agreement. Any disagreement over the level of such fees will be resolved under clause 9 of this agreement.

                           (b) FEES TO APPLY: If the parties are unable to resolve any dispute over the fees before the commencement of the next two Year period then the relevant fees applicable to the previous two Year period will continue to apply and be payable by UBS Mangakahia until the dispute is resolved.

                           (c) DISPUTE RESOLVED: Once the dispute has been resolved and:

                                    (i)      FEE INCREASE: the relevant fees
                                             have increased from the previous
                                             fee level, FCF will be entitled to
                                             be paid the difference between the
                                             two fee levels together with any
                                             additional GST; or

                                    (ii)     FEE DECREASE: the relevant fees
                                             have decreased from the fee level
                                             applicable for the previous period,
                                             then UBS Mangakahia will be
                                             entitled to the difference between
                                             the two fee levels together with a
                                             credit note for any overpaid GST;

                                    and the payment will be backdated to the start of the relevant two Year period and such payment is payable to the other party within ten (10) Business Days of the dispute being resolved. The party paying the difference shall forthwith pay such amount to the other party together with interest thereon at the Bill Rate calculated daily from the start of the relevant two Year period to the day ten (10) Business Days after the dispute has been resolved, and, if relevant, interest

Infrastructure Agreement                                                 Page 16

                                    thereon at the Default Interest Rate
                                    calculated daily from the day eleven (11)
                                    Business Days after the dispute has been resolved to the date of payment of the balance to the other party and compounded monthly.

         2.14 DAMAGED WOOD: If all or any part of the Land or Trees are damaged by fire, wind, forest disease, flood or other cause the parties agree to consult over measures to protect UBS Mangakahia's investment in the Trees through timely salvage of the damaged Trees. The parties agree that such measures, without limitation, may include the following:

                  2.14.1 POSTPONEMENT: Postponement of road line salvage on Working Block(s) where works have not commenced, in which case any payment for the relevant Trees made by FCF will at UBS Mangakahia's option either be promptly refunded or be credited to FCF to be offset against further road line salvage Trees. Where UBS Mangakahia elects to offset the payment, FCF will also be credited interest on that payment at the Bill Rate from the date that the payment was made to UBS Mangakahia until the date that payment would have been due to UBS Mangakahia for the subsequent road line salvage Trees but for the off set.

                  2.14.2 COMPLETION OF ROAD LINE SALVAGE: Completion of road line salvage on Working Block(s) where works have commenced.

                  2.14.3 REDIRECTION OF CREWS: Redirection of road line salvage crews to Stands that include the damaged Trees to facilitate the early salvage of such Trees in which case FCF will provide an infrastructure plan for the Forest Roads required for the salvage as contemplated by sub-clause 2.6. UBS Mangakahia will respond to such infrastructure plan pursuant to the terms of sub-clause 2.7 and the designation and determination of the road line salvage will be progressed in accordance with the terms of sub-clauses 2.9 to 2.12 (inclusive).

                  2.14.4 NET STUMPAGE: Payment of the net stumpage amount between the value of road line salvage postponed and the value of the new road line salvage by either FCF to UBS Mangakahia or UBS Mangakahia to FCF as appropriate.

                  2.14.5 ROAD LINE SALVAGE CONSENTS: FCF will be required to obtain all necessary resource consents, permits and licenses that may be necessary to undertake such emergency road line salvage works, Forest Roads development and/or upgrading and harvesting.

                  2.14.6 NEW HARVEST PLAN: If the parties agree, FCF will prepare a new harvest plan and FCF shall be entitled to be paid an additional harvest planning fee in accordance with clause 2.13.2

Infrastructure Agreement                                                 Page 17

                           which additional fee will be payable by UBS
                           Mangakahia by the 20th of the Month following the Month in which FCF issues an invoice for the additional harvest planning fee.

         2.15 ROAD LINE SALVAGE SAMPLE: FCF, including its permitted assigns, shall, if requested from time to time by UBS Mangakahia, provide UBS Mangakahia with a small non-material quantity of logs from road line salvage harvesting for determination by UBS Mangakahia of quality data pertaining to the logs, including pruned log index data. Such logs shall be paid for by UBS Mangakahia on the basis consistent with clauses 2.10 and 2.11 (except to the extent that the invoice shall be issued after the relevant logs have been harvested and provided to UBS Mangakahia and such invoice shall be payable within 20 Business Days of the date of the invoice).

3.       TRANSITIONAL PERIOD HARVEST SCHEDULING

         During the Transitional Period the parties agree to co-operate and consult in good faith to ensure that the Forest Road services and other infrastructure services referred to in this agreement are provided in a timely and efficient manner to enable harvesting during Harvest Period One and Harvest Period Two. In particular the parties agree to do the following.

         3.1 CONSULTATION: Within twenty (20) days of Settlement UBS Mangakahia and FCF will consult to consider which Trees will be ready and suitable for harvesting during Harvest Period One and Harvest Period Two. FCF will produce for the purpose of such consultations its most up to date pre-harvest information in relation to the Trees being considered for harvesting.

         3.2 NOMINATION OF TRANSITIONAL WORKING BLOCK(s): UBS Mangakahia will verify the pre-harvest information provided by FCF and will obtain its own PHI's in relation to the Trees considered for harvesting during Harvest Period One. Within thirty five
                  (35) days of Settlement UBS Mangakahia will give notice to FCF designating the Working Block(s) that UBS Mangakahia intends to harvest during Harvest Period One and Harvest Period Two.

         3.3 FOREST ROADS: Within sixty (60) days of Settlement FCF will provide UBS Mangakahia with the infrastructure plan required under sub-clause 2.6 for the Working Block(s) to be harvested during Harvest Period One and Harvest Period Two. On receipt of such information the infrastructure plan will be agreed by the parties in accordance with the provisions of sub-clause 2.7.

         3.4 HARVESTING PREPARATIONS: Following designation of the Working Block(s) under sub-clause 3.2 FCF will provide the harvest preparation services as contemplated by sub-clauses 2.2 to 2.5 (inclusive) for the Working Block(s) to be harvested during Harvest Period One and Harvest Period Two.

Infrastructure Agreement                                                 Page 18

4.       HEALTH AND SAFETY, CERTIFICATION AND ENVIRONMENTAL COMPLIANCE

         4.1 COMPLIANCE: FCF shall take all reasonably practicable steps to ensure that no act or omission by it or its employees, agents, contractors, subcontractors, invitees, visitors or licensees:

                  4.1.1 HAZARD: causes a hazard, significant hazard, harm or serious harm to any employee of UBS Mangakahia or any person lawfully on the Land; or

                  4.1.2 BREACH OF HSE ACT: is a breach of any duty or obligation of FCF under the Health and Safety in Employment Act 1992 ("HSE Act") and any regulations or codes of practice made pursuant to the HSE Act; or

                  4.1.3 HSE ACT ENFORCEMENT: does or is likely to give rise to the issue of an improvement or prohibition notice, enforcement proceedings or a prosecution under the HSE Act against FCF or UBS Mangakahia.

                  Provided FCF shall only be required to take all reasonably practicable steps to enforce the requirements in this sub-clause 4.1 in respect of its agents, contractors, subcontractors, invitees, visitors or licensees.

         4.2 FURTHER OBLIGATIONS: Without limiting its general obligations FCF shall:

                  4.2.1 RELEVANT RULES AND REGULATIONS: obtain and shall be familiar with, all relevant rules, regulations, standards and industry practices, applicable to the provision of the services provided by FCF under this agreement;

                  4.2.2 MAINTENANCE: in relation to FCF's duties under this agreement, require that all plant, equipment, machinery, vehicles and tools used are in a safe working condition and subject to periodic checks to ensure this standard is maintained and it shall require that the use of equipment that is damaged or does not meet accepted safety standards is not permitted;

                  4.2.3 PROTECTIVE EQUIPMENT: in relation to FCF's duties under this agreement, ensure that appropriate protective equipment and clothing is supplied to, and used by, all personnel, associated with the work;

                  4.2.4 INSTRUCTIONS: in relation to FCF's duties under this agreement, observe any instructions by any competent authority in relation to the maintenance of safe working practices and accident prevention;

Infrastructure Agreement                                                 Page 19

                  4.2.5 REPORT ACCIDENTS: in relation to FCF's duties under this agreement, report to UBS Mangakahia all accidents resulting in injuries to personnel in accordance with prescribed procedures.

         4.3 INDEMNITY: FCF shall indemnify and keep indemnified UBS Mangakahia from all costs, damages, fines, penalties, loss and expense incurred or suffered by UBS Mangakahia in respect of any breach of the HSE Act, or any conviction of or proceedings instigated against any of them pursuant to the HSE Act directly related to a breach by FCF of any of the provisions set out in sub-clauses 4.1 and 4.2. Provided that this indemnity will not apply where any claim under this indemnity against FCF arises as a result of any act or omission by UBS Mangakahia, or where FCF was acting consistently with any requests of UBS Mangakahia or directions from UBS Mangakahia. Each party will take all reasonable steps to mitigate their costs, damages, fines, penalties, loss and expense.

         4.4 NOTIFICATION OF BREACH: If FCF becomes aware that it is or may be in breach, or is likely to be in breach of any of the provisions in sub-clauses 4.1 or 4.2, FCF shall promptly notify UBS Mangakahia of such a breach or anticipated breach. In relation to any breach or anticipated breach in connection with any of the provisions in sub-clauses 4.1 or 4.2 FCF shall follow the reasonable directions, if any, of UBS Mangakahia to avoid, remedy or mitigate such breach or anticipated breach.

         4.5 INDUCTION: All of FCF's employees, agents, contractors, subcontractors, invitees, visitors or licensees shall undergo a safety induction and an adequate safety training programme before commencing work on the Land. FCF shall promptly advise UBS Mangakahia in writing of any major changes to any of its safety policies and procedures. FCF shall be responsible for ensuring that its affected employees, agents, contractors, subcontractors, invitees, visitors or licensees are advised of any such changes.

         4.6 FIRE TRAINING: FCF shall procure that any contractor engaged by FCF in working in the forest shall make their personnel available for fire training, suppression, and standby as may be required by UBS Mangakahia, and at the cost of UBS Mangakahia with such actual costs to be payable by UBS Mangakahia within 15 Business Days of receipt of an appropriate invoice.

         4.7 FOREST STEWARDSHIP CERTIFICATION: Unless the parties otherwise agree, FCF will maintain and comply with (or require compliance by its contractors, subcontractors, agents, employees, invitees, visitors or licensees) Forest Stewardship Council Certification in relation to the performance of its obligations under this agreement.

         4.8 ENVIRONMENTAL COMPLIANCE: In performing its obligations under this agreement FCF will at all times require compliance (or require compliance by its contractors, subcontractors, agents, employees, invitees, visitors or licensees) with the Environmental Requirements.

Infrastructure Agreement                                                 Page 20

5.       INSURANCE

         5.1 INSURANCE: FCF shall be permitted to self-insure its risks, provided that if at any time during the term of this agreement, the net assets of Fletcher Challenge Industries Limited fall below $200 million, FCF shall promptly notify UBS Mangakahia of the same and the provisions of the following clauses will apply until the net assets of Fletcher Challenge Industries Limited exceed $200 million. All calculations of net assets required to be carried out pursuant to this clause must be made using those accounting principles used for the preparation of financial statements of Fletcher Challenge Forests Limited.

                  5.1.1 PUBLIC LIABILITY INSURANCE: FCF shall obtain and maintain, at its expense, public liability insurance coverage, with an extension for fire fighting costs and levies pursuant to the Forest and Rural Fires Act 1977, in respect of activities undertaken by it and its subcontractors in performing its obligations under this agreement in such amounts, on such terms and with such insurers as a prudent forestry contractor would insure for based on the risks and liabilities attendant on the activities FCF has contracted to provide to UBS Mangakahia with confirmation in writing of the cover and that the premiums are paid.

                  5.1.2 ADDITIONAL INSURED: UBS Mangakahia shall be named as an additional insured on all insurance policies providing such coverage.

                  5.1.3 CHANGE IN SCOPE: Any proposed material change in the scope, insurer or amount of insurance coverage maintained by FCF pursuant to this clause 5 shall be promptly reported to UBS Mangakahia. FCF shall have no obligation to insure under this agreement except as specified in this clause 5.

         5.2 OTHER INSURANCE: FCF shall use reasonable endeavours to obtain and maintain such insurance in respect of this agreement (including, without limitation, insurance against fraud or theft on the part of FCF's employees or contractors which would cause loss to UBS Mangakahia), with such insurers and coverage, and for such amount, as UBS Mangakahia shall request. The cost of such insurance including any brokerage fees and out of pocket expenses shall be for the account of UBS Mangakahia. FCF will obtain written quote(s) for such insurance including brokerage fees and out-of-pocket costs and will not be under any obligation to place such insurance until such time as it has received payment of the agreed quote in full in cleared funds from UBS Mangakahia. Upon request, FCF shall furnish to UBS Mangakahia, all certificates of the insurances obtained and maintained pursuant to this sub-clause 5.2.

         5.3 UBS MANGAKAHIA INSURANCE: UBS Mangakahia may, at its sole and absolute discretion and cost, obtain and maintain such other insurances in

Infrastructure Agreement                                                 Page 21

                  addition to any insurance obtained and maintained by FCF in accordance with this clause 5, but without limiting FCF's obligation to obtain and maintain insurance in accordance with this clause 5.

         5.4 FCIL UNDERTAKING: In order to satisfy UBS Mangakahia of FCF's credit worthiness in respect of its self insuring for the above risks, FCF will provide UBS Mangakahia with a signed undertaking from Fletcher Challenge Industries Limited in the form set out in Schedule Two together with a guarantee from Fletcher Challenge Industries Limited in the form attached to Schedule Two on execution of this agreement.

6.       REPRESENTATIONS, WARRANTIES AND STANDARD OF PERFORMANCE

         6.1 UBS MANGAKAHIA'S REPRESENTATIONS AND WARRANTIES: UBS Mangakahia represents and warrants as follows.

                  6.1.1 STANDING: UBS Mangakahia is a company duly incorporated and validly existing under the laws of New Zealand.

                  6.1.2 AUTHORITY TO ENTER INTO AGREEMENT: The execution, delivery and performance by UBS Mangakahia of this agreement had been duly authorised by all necessary action on its part, do not contravene any law binding on UBS Mangakahia, do not contravene the incorporation documents of UBS Mangakahia and do not contravene the provisions of or constitute a default under any other agreement to which UBS Mangakahia may be a party or by which any of its assets may be bound.

                  6.1.3 CONSENTS, APPROVALS, ETC: It has obtained or made all consents, approvals, authorisations or orders of any court or governmental authority or agency required on its behalf to be obtained or made on or prior to the date of execution of this agreement in connection with the execution and delivery of this agreement and the performance by it of its obligation hereunder.

                  6.1.4 VALID AGREEMENT: This agreement has been duly executed and delivered by UBS Mangakahia and constitutes the legal, valid and binding obligation of UBS Mangakahia, enforceable against UBS Mangakahia in accordance with its terms.

                  6.1.5 NO PROCEEDINGS: There is no action, suit or proceedings before any court or governmental agency or authority now pending or, to the knowledge of UBS Mangakahia, threatened against UBS Mangakahia which might adversely affect the ability of UBS Mangakahia to perform its obligations under this agreement.

         6.2 FCF'S REPRESENTATIONS AND WARRANTIES: FCF represents and warrants as follows.

Infrastructure Agreement                                                 Page 22

                  6.2.1 STANDING: FCF is a company duly incorporated and validly existing under the laws of New Zealand.

                  6.2.2 AUTHORITY TO ENTER INTO AGREEMENT: The execution, delivery and performance by FCF of this agreement had been duly authorised by all necessary action on its part, do not contravene any law binding on FCF, do not contravene the incorporation documents of FCF and do not contravene the provisions of or constitute a default under any other agreement to which FCF may be a party or by which any of its assets may be bound.

                  6.2.3 CONSENTS, APPROVALS, ETC: It has obtained or made all consents, approvals, authorisations or orders of any court or governmental authority or agency required on its behalf to be obtained or made on or prior to the date of execution of this agreement in connection with the execution and delivery of this agreement and the performance by it of its obligation hereunder.

                  6.2.4 VALID AGREEMENT: This agreement has been duly executed and delivered by FCF and constitutes the legal, valid and binding obligation of FCF, enforceable against FCF in accordance with its terms.

                  6.2.5 NO PROCEEDINGS: There is no action, suit or proceedings before any court or governmental agency or authority now pending or, to the knowledge of FCF, threatened against FCF which might adversely affect the ability of FCF to perform its obligations under this agreement.

         6.3 FCF'S STANDARD OF PERFORMANCE: Subject to the specific reasonable instructions or directions given to FCF pursuant to this agreement by UBS Mangakahia, FCF shall undertake FCF's obligations under this Agreement in good faith employing the same degree of care and skill as:

                  6.3.1 FCF'S AFFAIRS: FCF employs in the conduct of its own affairs; or

                  6.3.2 HIGHLY COMPETENT SERVICE PROVIDER: a highly competent service provider with expertise in the provision of equivalent services to those provided under this agreement for large scale commercial plantation forestry operations;

                  whichever is the higher standard. The parties acknowledge that nothing in this clause 6.3 shall limit FCF's obligation to act as a competent service provider to the standards required by clauses 6.3.1 and 6.3.2 (meaning, for example, that in briefing, advising or delivering services to UBS Mangakahia, FCF must advise and/or deliver services to the standard required, and if UBS Mangakahia issued FCF with an instruction that a service provider conforming with the standard of

Infrastructure Agreement                                                 Page 23

                  performance set out in this clause would find fault with, FCF must inform UBS Mangakahia), nor shall it limit FCF's obligation to discharge any instruction or direction from UBS Mangakahia to the standard of performance set out in this clause.

7.       INDEMNITY

         7.1 FCF'S DUTY TO INDEMNIFY: FCF shall indemnify UBS Mangakahia and its respective officers, directors, employees and Affiliates against any and all costs, expenses, claims, damages and liabilities reasonably incurred whatsoever, including reasonable legal expenses, arising as a direct result of any breach by FCF of the provisions of this agreement, except if, and only to the extent that, such breach, act or omission, occurs as a result of:

                  7.1.1 SPECIFIC INSTRUCTIONS: FCF carrying out and performing any specific instruction or direction given to FCF pursuant to this agreement by UBS Mangakahia; or

                  7.1.2 FAILURE BY UBS MANGAKAHIA: FCF, having met the standard of a reasonable and prudent forestry contractor, being unable to comply with any of its duties under this agreement caused by the failure to act by UBS Mangakahia.

         7.2 LIMITATION OF LIABILITY - FCF: FCF's liability under sub-clauses 4.3 and 7.1 of this agreement and sub-clauses 8.1 and 11.3 of the Management Agreement cannot exceed in aggregate $2 million (the "Cap").

         7.3 UBS MANGAKAHIA'S DUTY TO INDEMNIFY: UBS Mangakahia hereby indemnifies FCF, its officers, directors, employees and Affiliates, against any and all costs, expenses, claims, damages and liabilities whatsoever, including reasonable legal expenses, arising directly out of any breach by UBS Mangakahia of the provisions of this agreement.

         7.4 LIMITATION OF LIABILITY - UBS MANGAKAHIA: UBS Mangakahia's liability under sub-clause 7.3 of this agreement and sub-clause 8.3 of the Management Agreement cannot exceed in aggregate $2 million.

         7.5 LIABILITY: Nothing expressed or implied in this agreement shall confer any liability on either party (referred to in this clause as the "First Party") in respect of any indirect, consequential or special loss, damage, cost or expense of any kind, including (but not limited to) loss of savings and profit, suffered or incurred by the other party as a direct or indirect result of a breach by the First Party of any of its obligations under this agreement.

         7.6 RIGHT TO DEFEND: If any action or proceeding is brought against a party or parties indemnified under sub-clauses 7.1. or 7.3 (the "Indemnified Party"), such Indemnified Party shall promptly notify in writing the party or parties against whom such indemnity may be sought (the

Infrastructure Agreement                                                 Page 24

                  "Indemnifying Party"). The Indemnifying Party shall then be entitled to assume the defence of the action or proceeding with counsel reasonably satisfactory to the Indemnified Party and shall pay the fees and expenses of such counsel. If the Indemnifying Party has given written notice invoking the provisions of clause 9 with respect to its obligation to indemnify, the Indemnifying Party may assume such defence subject to a reservation of rights against the Indemnified Party in any such action or proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:

                  7.6.1 BY MUTUAL AGREEMENT: the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; or

                  7.6.2 DIFFERING INTERESTS: the named parties to any such proceedings (including the impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to an actual or potential conflict of interest between them.

                  Where there is any disagreement between the parties as to whether there is an actual or potential conflict of interest pursuant to sub-clause 7.6.2 such disagreement shall be referred to the President of the New Zealand Law Society whose determination shall be binding and the costs of obtaining such determination shall be paid equally by the Indemnifying Party and the Indemnified Party. It is understood and agreed by the parties that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought pursuant to this clause 7 by such Indemnified Party.

8.       FORCE MAJEURE

         8.1 DELAY OR FAILURE TO PERFORM: No party shall be liable for failure to perform or delay in performing hereunder if the cause of such failure or delay is outside or beyond the reasonable control of the party failing to perform (including but without derogating from the generality of the foregoing: fire, wind, flood, earthquake, volcanic eruption, public disorders, riot, war, embargoes, transport restrictions and forest fire prevention restrictions). For the purposes of this clause the solvency of a

Infrastructure Agreement                                                 Page 25

                  party shall be deemed to be within that party's reasonable control. Further nothing in this clause shall excuse payment of any money due or which becomes due under this agreement where the obligation to pay arose before the occurrence of the event of force majeure.

         8.2 SUSPENSION OF PERFORMANCE: Any suspension of performance by reason of this section shall be limited to the period during which the force majeure exists.

         8.3 NOTICE: The party claiming force majeure shall as soon as possible and in any event no later than five (5) Business Days after it becomes aware of the happening of the event causing the failure give notice to the other of the happening of the event causing the failure and shall furnish all reasonably available information detailing the cause or event and give an estimate of the period of time required to remedy the failure (if such remedy is deemed practicable). Failure to give such notice shall prevent the party from claiming that the event gives rise to force majeure until notice has been given.

         8.4 PRIOR OBLIGATIONS: No situation of force majeure pursuant to this clause shall relieve either party of any duty or obligation under this agreement which relates to a period prior to the existence of the situation of force majeure and had arisen or been incurred prior to the existence of the situation of force majeure.

         8.5      SUSPENSION AND TERMINATION:

                  8.5.1 SUSPENSION: If any event beyond FCF's reasonable control prevents FCF from carrying out any obligations under this agreement, UBS Mangakahia may immediately suspend this agreement, on providing written notice of such suspension to FCF, and appoint a replacement to fulfil FCF's obligations under this agreement. Such suspension shall continue until UBS Mangakahia is satisfied, in its absolute discretion, that FCF is capable of resuming its responsibilities under this agreement. Notwithstanding that the agreement has been suspended, the flat fee under clause 2.13.1 and the road usage fee under clause
                           2.13.3 payable by UBS Mangakahia to FCF will continue to be payable in full in accordance with the relevant provisions of this agreement as if this agreement had not been suspended.

                  8.5.2 TERMINATION - FCF: If an event beyond FCF's reasonable control prevents FCF from carrying out any obligation under this agreement for a continuous period of twenty (20) Business Days, then UBS Mangakahia may cancel this agreement immediately upon providing written notice to FCF provided that prior to termination UBS Mangakahia must pay to FCF reasonable out-of-pocket costs arising from the early termination of this agreement. FCF must take all reasonable

Infrastructure Agreement                                                 Page 26

                           steps to minimise such costs. In that case, sub-clause 20.4 will apply.

                  8.5.3 TERMINATION - UBS MANGAKAHIA: If an event beyond UBS Mangakahia's reasonable control prevents UBS Mangakahia from carrying out any obligation under this agreement for a continuous period of forty (40) Business Days, then FCF may cancel this agreement by giving ten (10) Business Days written notice to UBS Mangakahia. In that case, clause 20 will apply.

9.       RESOLUTION OF DISPUTES

         In the event of a dispute arising between the parties in relation to this agreement, the following provisions will apply.

         9.1 NEGOTIATE: A party claiming that a dispute has arisen concerning this agreement must give notice to the other party specifying the matter in dispute. The parties will use their best endeavours to resolve the dispute by negotiation and good faith. The parties will attend at least one meeting to discuss an attempt to resolve the dispute as a condition precedent to taking any other steps concerning the dispute (including but not limited to commencing any legal proceedings other than an application for injunctive relief). The attendees at such a meeting will include the Managing Director of UBS Timber Investors (or nominee) and the Chief Executive Officer of Fletcher Challenge Forests Limited (or nominee). All discussions will be without prejudice and will not be referred to in any later proceedings.

         9.2 ARBITRATION: If the dispute cannot be resolved in accordance with sub-clause 9.1 within ten (10) Business Days after the date of the notice referred to in sub-clause 9.1, then either party may then require (by written notice to the other party) the dispute to be referred to arbitration. If this sub-clause is invoked then the following shall apply.

                  9.2.1 ARBITRATION ACT: The dispute will be referred to arbitration by a sole arbitrator under the provisions of the Arbitration Act 1996. The arbitrator will be agreed upon between the parties within ten (10) Business Days of written notice, or failing agreement, by the President of the New Zealand Law Society or its successor body, or any nominee of the President. In either case, the arbitrator must not be a person who has participated in any informal dispute resolution procedure in respect of the dispute. Any party may request the appointment of an expert to sit with the arbitrator but any such expert shall have an advisory role only and shall not have the authority to make a binding decision. Each of the parties may make submissions to the arbitrator as to the relevant skills and expertise of an appropriate expert, but the selection of an appropriate expert is ultimately at the arbitrator's sole discretion.

Infrastructure Agreement                                                 Page 27

                  9.2.2 ARBITRATION IN NEW ZEALAND: The arbitration will take place in New Zealand.

                  9.2.3 AWARD FINAL: The award in the arbitration including any award by the arbitrator of costs will be final and binding on the parties.

                  9.2.4 AWARD OF INTEREST: The arbitrator may award interest upon any amount due and payable under his or her award at such rate and for such period as he or she considers just, down to the date of the award.

         9.3 PARTIES TO CONTINUE TO PERFORM: Subject to the provisions of clause 20, pending resolution of any dispute or difference, the parties shall continue to perform their respective obligations pursuant to the provisions of this agreement.

         9.4 INJUNCTIVE RELIEF: Nothing in this clause will prevent any party commencing proceedings for injunctive relief.

10.      ASSIGNMENT

         10.1 CONSENT: This agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns. The parties recognise that UBS Mangakahia has contracted for FCF's services as provided in this agreement because of certain special and unique abilities of FCF and that FCF has agreed to provide such services due to special and unique characteristics of UBS Mangakahia. For this reason, a party may not assign its rights or transfer its obligations under this agreement to any other person or entity without the prior written consent of the other party. Such consent is not to be unreasonably or arbitrarily withheld.

         10.2 DEED: In the case of request for assignment the assignor shall obtain the execution by the proposed assignee of a deed of covenant to be prepared by the other party's solicitors at the assignor's costs whereby the proposed assignee covenants with the other party to observe and perform all the terms of this agreement to be observed and performed on the part of the assignor.

         10.3 OTHER ACTIVITIES: UBS Mangakahia acknowledges that FCF owns other plantation assets in New Zealand and is actively involved in the business of managing such plantation assets and harvesting and marketing forest products (as well as managing plantation assets and harvesting and market forest products owned by others) both in the domestic and export markets. From time to time, FCF's acquisition and management of plantation assets and harvesting and marketing of forest products for its own account, or for a third party, may create a conflict of interest with respect to the obligations of FCF under this agreement.

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         10.4     EFFECTS OF CONFLICT: In the event of a conflict of interest
                  (which the parties acknowledge could arise due to a change in the effective control or management of FCF) UBS Mangakahia shall have the right, following consultation with FCF, to terminate this agreement without cause on thirty (30) Business Days' notice in writing where the conflict of interest is reasonably likely to cause FCF to be unable to comply in all respects with its confidentiality obligations under this agreement and thereby result in material adverse effect to UBS Mangakahia.

11.      SEVERABILITY

         Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this agreement or affecting the validity or unenforceability of such provision in any other jurisdiction.

12.      APPLICABLE LAW

         12.1 NEW ZEALAND LAW: The law applicable to this agreement including all submissions to arbitration shall be the law of New Zealand and the parties irrevocably and unconditionally agree to submit to be and be bound by the jurisdiction of the courts and tribunals of New Zealand.

         12.2 NON EXCLUSIVE JURISDICTION: The submission to jurisdiction in sub-clause 12.1 does not (and is not to be construed to) limit the rights of a party to take proceedings against the other party in another court of competent jurisdiction, nor is the taking of proceedings in one or more jurisdiction to preclude the taking of proceedings in another jurisdiction whether concurrently or not.

13.      NOTICES

         13.1 DELIVERY OF NOTICE: All notices and other communications required or permitted under this agreement shall be in writing. Any written notice under this agreement must be signed by a duly authorised senior representative of any party giving the notice and will be deemed validly given if:

                  13.1.1   PERSONAL DELIVERY: delivered personally;

                  13.1.2   DOMESTIC POST: sent by prepaid post; or

                  13.1.3   FACSIMILE: sent by facsimile transmission,

                  addressed to the recipient at the address or facsimile number set out below (as applicable) or to any other address or facsimile number that a party may notify to the other parties by like notice.

Infrastructure Agreement                                                 Page 29

                  UBS MANGAKAHIA: if to UBS Mangakahia to:

                  UBS Mangakahia Forest Venture Ltd
                  C/- UBS Warburg NZ Equities Limited
                  P O Box 45
                  Auckland 1000
                  Level 23 Qantas Building
                  191 Queen Street
                  Auckland
                  For:       Michael Edgar
                  Facsimile: (09) 913 4751

                  With copies to:

                  UBS Timber Investors
                  Trade Center, 4th Floor
                  24 Airport Road
                  West Lebanon
                  NH 03784
                  United States of America
                  For:       Peter Mertz
                  Facsimile: (001) 603 298 7620

                  Foley Hoag LLP
                  155 Seaport Blvd
                  Boston, MA 02210
                  United States of America
                  For:       Jim Smith
                  Facsimile: (001) 617 832 7000

                  FCF: if to FCF, to:

                  Fletcher Challenge Forests Industries Limited
                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland
                  For:       Chief Executive Officer
                  Facsimile: (09) 571 9870

                  With a copy to:

                  Fletcher Challenge Forests Industries Limited
                  8 Rockridge Avenue
                  Penrose
                  Private Bag 92036
                  Auckland Mail Centre
                  Auckland
                  For:       Company Secretary
                  Facsimile: (09) 571 9872

Infrastructure Agreement                                                 Page 30

         13.2 TIME OF RECEIPT: No written communication will be effective until received. Without limiting any other ways for a party to prove that another party has received a notice, a notice or other written communication under this agreement, will be treated as received:

                  13.2.1 PERSONAL DELIVERY: if delivered personally, when left with an apparently responsible person at the recipient's address;

                  13.2.2 PREPAID POST: if sent by prepaid post three (3) Business Days (if posted within New Zealand to an address in New Zealand), or ten (10) Business Days (if posted by prepaid airmail from country to country) after the date of posting;

                  13.2.3 REGISTERED POST: if sent by registered post, on acknowledgment of receipt by or on the recipient's behalf; or

                  13.2.4 AIR COURIER DELIVERY: if sent by air courier delivery, on acknowledgment of receipt by or on the recipient's behalf; or

                  13.2.5 FACSIMILE: if sent by facsimile, on the sender's receipt of a transmission report indicating that the facsimile was sent in its entirety to the recipient's facsimile number;

                  but, if the delivery or receipt is not on a Business Day or after 5.00pm (local time) on any Business Day, the notice will be treated as received by the recipient at 9.00am (local time) on the next Business Day.

14.      COPIES OF NOTICES

         If a party is required by any term of this agreement to give a copy of a notice or other communication to a third party, the failure to give the copy of it to the third party will not affect the effectiveness of that notice or communication to a party.

15.      THIRD PARTY NOTICES

         Each party shall promptly provide to the other party a copy of every notice it receives from a third party in respect of the use of the Forestry Roads and/or the Land to the extent that it is relevant to the agreement and/or the Related Agreements or any part thereof. Notwithstanding the above, the provisions of this clause shall not apply to any notice received by any party from any Related Company of a party.

Infrastructure Agreement                                                 Page 31

16.      ENTIRE AGREEMENT

         This agreement together with the Sale and Purchase Agreement, Forestry Right, Wood Supply Agreement and Management Agreement contain the entire agreement between the parties in connection with the subject matter hereof and supersedes and replaces all prior negotiations, agreements or representations, whether oral or written, between them with respect thereto.

17.      MODIFICATION

         This agreement may not be amended or modified except by written agreement signed by the parties.

18.      WAIVER

         No provision of this agreement may be waived except in writing by the party granting the waiver and then only in the specific instance and for the specific purpose for which given.

19.      CONFIDENTIALITY

         Each party will maintain as confidential at all times, and will not at any time, directly or indirectly:

         19.1     DISCLOSE: disclose or permit to be disclosed to any person;

         19.2     USE: use for itself; or

         19.3     USE TO DETRIMENT: use to the detriment of the other party;

         any Confidential Information except:

         19.4 LEGAL REQUIREMENT: subject to sub-clause 19.10, as required by law or regulatory body (including any stock exchange);

         19.5 PUBLIC KNOWLEDGE: as is already or becomes public knowledge, otherwise than as a result of a breach by the party disclosing or using that Confidential Information of any provision of this agreement;

         19.6     AUTHORISED: as authorised in writing by the other party;

         19.7 LENDERS AND UNDERWRITERS: as required to communicate and make disclosure to institutional lenders to and underwriters for, or potential institutional lenders to and underwriters for, FCF or UBS Mangakahia provided that the relevant party shall ensure compliance by such persons with this clause 19 and shall be liable for any breach of such obligations by such persons and, in the case of potential institutional lenders or underwriters, to procure the return of all such information if the lending to or underwriting is not consummated;

Infrastructure Agreement                                                 Page 32

         19.8 AFFILIATES AND ADVISERS: as required to communicate and make disclosure to Affiliates of parties or the parties' or the Affiliates' respective advisers who have a legitimate need to know the information in order to perform activities connected with this agreement or the Related Agreements, and provided that the relevant party shall ensure compliance by such persons with this clause 20 and shall be liable for any breach of such obligations by such persons;

         19.9 OTHER: to the extent reasonably required by this agreement (and, without limiting the effect of this clause, a party may disclose Confidential Information only to those of its officers, employees or professional advisers, on a "need to know" basis, as is reasonably required for the implementation of this agreement); or

         19.10 CONSULTATION: in the event that one party (the first party) is required by law or stock exchange reporting obligations to disclose Confidential Information, such disclosure may be made only after the other party (the second party) has been notified and, subject to timing obligations imposed by law or the relevant stock exchange, has been given every reasonable opportunity to consult with the first party as to timing and content of any such disclosure. In consulting with the second party, the first party shall act in good faith and give reasonable consideration to the second party's request.

         19.11 FCF'S SAFEGUARDS: If UBS Mangakahia reasonably requests, FCF will document to the reasonable satisfaction of UBS Mangakahia the internal safeguards it will put in place to meet its confidentiality obligations under this clause 19.

20.      TERM OF AGREEMENT AND SUSPENSION

         20.1 TERM: Unless this agreement is earlier terminated as set forth in this clause 20, the term of this agreement shall be from the Commencement Date until the termination of the Forestry Right.

         20.2 EARLY TERMINATION: An early termination of this agreement under this sub-clause 20.2 shall not be effective until the date ten (10) Business Days after receipt of the notice of termination by FCF. This agreement may be terminated prior to the expiration of the period specified in sub-clause 20.1 either by notice from UBS Mangakahia to FCF if any of the following events occur (in relation to sub-clause 20.2.2 and 20.2.4), or by notice from UBS Mangakahia or FCF to the other party (in relation to sub-clauses 20.2.1 and 20.2.3).

                  20.2.1 MATERIAL BREACH: Either party breaches, and fails to properly or promptly perform, any of its material obligations within twenty (20) Business Days after written notice from the other party specifying the breach and its intention to terminate this agreement if such obligation is not properly and promptly performed provided that such breach is not disputed by the

Infrastructure Agreement                                                 Page 33

                           relevant party alleged to be in breach (in which case sub-clauses 20.3.1 to 20.3.4 shall apply)

                  20.2.2   FCF'S FAILURE TO PERFORM ITS DUTIES: If, UBS
                           Mangakahia:

                           (a) DUTIES: notifies FCF that it is in material breach of the performance of its duties under this agreement in any material respect; and

                           (b) CAUSE: such failure is not caused by any specific instruction or direction given to FCF pursuant to this agreement by UBS Mangakahia and acted on by FCF nor is such failure caused by any failure to act by UBS Mangakahia.

                  20.2.3 EVENT OF DEFAULT: If any one or more of the following events of default occur this agreement may be terminated by the affected party prior to the expiration of the period specified in sub-clause 20.1 by notice from the affected party to the other if any of the following events occur:

                           (a) DISTRESS: distress is levied or a judgment order or encumbrance is enforced, or becomes enforceable, or can be rendered so by the giving of notice, lapse of time or fulfilment of any condition, against substantially all of FCF's property;

                           (b) INSOLVENCY EVENT: an Insolvency Event occurs in respect of FCF;

                           (c) NOTICE FROM REGISTRAR: FCF receives notice from the Registrar of Companies (or a Deputy Registrar) under section 30 of the Corporations (Investigation and Management) Act 1989 or the Securities Commission makes a recommendation under section 38 of that Act in respect of FCF; or

                           (d) OFFICIAL MANAGER: a person is appointed under either section 179 of the Act or the Corporations (Investigation and Management) Act 1989 to investigate any part of the affairs of FCF.

                           An early termination of this agreement under this sub-clause 20.2 shall not be effective until the date ten (10) Business Days after receipt of the notice of termination by FCF.

                  20.2.4 CAP EXCEEDED: If the amounts that have been determined to be owed by FCF to UBS Mangakahia exceed in aggregate the Cap (referred to in sub-clause 7.2) where such amounts arise as a result of breaches of either this agreement or the Management

Infrastructure Agreement                                                 Page 34

                           Agreement and where such amounts are determined either by agreement between the parties or by the award of an arbitrator or by court order (all rights of appeal having either expired or been exhausted), irrespective of the time period over which the liability for such amounts accrues.

         20.3     TERMINATION DISPUTES:

                  20.3.1 FCF DISPUTES BREACH HAS ARISEN: In the event that UBS Mangakahia has notified FCF that it is in material breach under this agreement in accordance with sub-clause 20.2.2 and FCF disputes that termination notice, or if the recipient of a termination notice under sub-clause 20.2.1 disputes that termination notice, then the dispute resolution procedure under clause 9 shall apply.

                  20.3.2 SUSPENSION: Pending resolution of a dispute under sub-clause 20.2.3 UBS Mangakahia may suspend this agreement (or the relevant part of it where the disputed breach is in relation to only part of the services in this agreement and FCF is able to provide the balance of FCF's services in this agreement) on providing written notice of suspension (or partial suspension) to FCF, and appoint an interim replacement to fulfil FCF's obligations under this agreement.

                  20.3.3 FEES: Notwithstanding that the agreement or part of it has been suspended as provided in sub-clause 20.3.2, the road usage fee (pursuant to sub-clause 2.13.3) payable by UBS Mangakahia to FCF will continue to be payable in full in accordance with the relevant provisions of this agreement as if this agreement (or part of it) had not been suspended, pending determination of the dispute pursuant to sub-clause 20.3.1.

                  20.3.4 DETERMINATION OF BREACH: If it is determined pursuant to sub-clause 20.3.1 that there is not breach then UBS Mangakahia must immediately reinstate FCF. If it is determined that there is a breach, UBS Mangakahia may immediately terminate this agreement and will notify FCF in writing of the out-of-pocket costs incurred by it as a result of the appointment of the replacement contractors (including a statement of such costs). FCF will pay such costs to UBS Mangakahia within five (5) Business Days of receipt of such notification.

                  20.3.5 CURABLE BREACH: If prior to referring the issue to dispute resolution in accordance with this clause, UBS Mangakahia and FCF can agree on a method and period within which such failure is to be cured, and FCF fails to cure such failure according to the method and within the period agreed, then UBS Mangakahia may terminate this agreement by notice to FCF in writing and this agreement will terminate ten
                           (10) Business Days from the date of such notice.

Infrastructure Agreement                                                 Page 35

         20.4     EFFECT OF TERMINATION:

                  20.4.1 SURVIVAL: The expiration or earlier termination of this agreement will be without prejudice to the rights and obligations of the parties prior to such expiration or earlier termination becoming effective and the obligations of the parties under clauses 7, 19 and 20 will survive the expiration or earlier termination of this agreement.

                  20.4.2 RELATED AGREEMENTS: The expiration or earlier termination of this agreement will be without prejudice to the rights and obligations of the parties under the Related Agreements.

         20.5 INJUNCTIVE RELIEF OR SPECIFIC PERFORMANCE: Each of the parties acknowledges and agrees that in the event of a breach of this agreement, damages alone will be an insufficient remedy. Accordingly, each of the parties further acknowledge that the other party may be entitled to equitable relief, including injunctive relief or specific performance, in the event of any breach, or threatened breach of this agreement, in addition to any and all other remedies available to it at law.

21.      COUNTERPARTS

         21.1 GENERAL: This agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute only one and the same agreement.

         21.2 FACSIMILE EXCHANGE: The parties acknowledge that this agreement may be executed on the basis of any exchange of facsimile copies and confirm that their respective execution of this agreement by such means shall be a valid and sufficient execution. The parties acknowledge that any execution of this agreement by facsimile will be followed by execution of the engrossments of this agreement.

22.      FURTHER ASSURANCES

         The parties shall execute and deliver such further and other documents and instruments and do such other things as may be necessary to implement and carry out the intent and purpose of this agreement.

23.      LIMITED RECOURSE

         FCF undertakes and agrees as follows.

         23.1 UBS MANGAKAHIA'S ASSETS: FCF will look only to the assets held by UBS Mangakahia or the benefit of any insurance maintained by UBS Mangakahia to satisfy the obligations or liabilities of UBS Mangakahia to FCF hereunder or otherwise.

Infrastructure Agreement                                                 Page 36

         23.2 LIMITATION OF LIABILITY: None of the Related Companies of UBS Mangakahia, direct or indirect holders of securities or debt of UBS Mangakahia, nor any of their respective officers, directors, or employees, shall be liable for the obligations of UBS Mangakahia to FCF.

         23.3 NO ACTIONS OR PROCEEDINGS: FCF shall not commence any action or proceeding against any of the persons referred to in sub-clause 23.2 for the purpose of enforcing the obligations of UBS Mangakahia.

24.      DEFAULT INTEREST

         If any amount falls overdue for payment under this agreement, the overdue amount will (without prejudice to any other right or remedy under this agreement) bear default interest from the date on which payment is due down to the date on which the overdue amount is paid in full. Default interest will be calculated at the Default Interest Rate and will be compounded monthly.

25.      COSTS

         Except as expressly provided elsewhere in this agreement, each party is to bear its own costs in connection with the preparation, negotiation and execution of this agreement and the Related Agreements and any other documentation contemplated by this agreement.

26.      NO PARTNERSHIP

         None of the provisions of this agreement are deemed to constitute a partnership or joint venture between the parties and neither party has any authority to bind or to pledge the credit of the other party in any way except as expressly provided in this agreement.

27.      NO MERGER

         The parties acknowledge that the covenants, representations, undertakings and agreements contained herein shall not merge upon completion of upon harvesting of the Trees and that the same shall endure for the benefit of that party entitled thereto notwithstanding transfer or any other act pursuant to the provisions of this agreement.

28.      NO DOUBLE CLAIMS

         Neither party is entitled to claim more than once in respect of any one matter giving rise to a claim under this agreement or any Related Agreement.

Infrastructure Agreement                                                 Page 37

Signed as an agreement.

SIGNED on behalf of
FLETCHER CHALLENGE FORESTS
INDUSTRIES LIMITED
By:
____________________________________    ____________________________________
Full name of director/authorised        Signature of director/authorised
signatory                               signatory

____________________________________    ____________________________________
Full name of director/authorised        Signature of director/authorised
signatory                               signatory

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

Infrastructure Agreement                                                 Page 38

SIGNED by UBS MANGAKAHIA
FOREST VENTURE LTD by:

____________________________________    ____________________________________
Full name of attorney                   Signature of attorney

____________________________________    ____________________________________

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

                                  SCHEDULE ONE

                                 FORESTRY RIGHT

                                  SCHEDULE TWO

                            UNDERTAKING AND GUARANTEE

In consideration of UBS Mangakahia Forest Venture Ltd entering into the Infrastructure Agreement ("the Agreement") with Fletcher Challenge Forests Industries Limited, Fletcher Challenge Industries Limited agrees to grant a guarantee to UBS Mangakahia Forest Venture Ltd of Fletcher Challenge Forests Industries Limited's obligations and liability under the Agreement and the Related Agreements in the form attached and undertakes to UBS Mangakahia Forest Venture Ltd that during the term of the Forestry Right Fletcher Challenge Industries Limited shall:

1. ensure that Fletcher Challenge Industries Limited maintains net assets in any year of the Forestry Right in an amount not less than $200 million;

2. provide to UBS Mangakahia Forest Venture Ltd a copy of the audited financial statements of Fletcher Challenge Forests Limited and its group, as soon as they become available for release;

3. provide to UBS Mangakahia Forest Venture Ltd a certificate from the Chief Financial Officer of Fletcher Challenge Forests Limited, issued no later than five months after the end of the financial year of Fletcher Challenge Forests Limited, confirming that as at the end of that financial year the net assets of Fletcher Challenge Industries Limited are no less than $200 million;

4. no later than the end of December in each year provide to UBS Mangakahia Forest Venture Ltd a copy of the unaudited financial statements of Fletcher Challenge Industries Limited.

5. Fletcher Challenge Industries Limited represents and warrants to UBS Mangakahia on execution and delivery of this undertaking and the guarantee given under this undertaking that this undertaking and the guarantee given under this undertaking:

         (a) will have been validly authorised by all necessary action on the part of Fletcher Challenge Industries Limited;

         (b)      will not contravene any law binding on it;

         (c)      will not contravene its incorporation documents;

         (d) will not contravene the provisions of or constitute a default under any other agreement to which it is a party;

         (e) will constitute legal, valid and binding obligations enforceable against Fletcher Challenge Industries Limited in accordance with their respective terms;

         and that Fletcher Challenge Industries Limited will have and continue to have the necessary corporate powers to enter into this undertaking and the guarantee given under this undertaking and perform its obligations under this undertaking and the guarantee given under this undertaking; and

All calculations of net assets required to be carried out pursuant to this undertaking must be made using those accounting principles used for the preparation of the financial statements of Fletcher Challenge Forests Limited

Capitalised terms have the meaning ascribed to them in the Agreement.

EXECUTED AS A DEED by Fletcher Challenge Industries Limited by:

____________________________________    ____________________________________
Full name of director/authorised        Signature of director/authorised
signatory                               signatory

____________________________________    ____________________________________
Full name of director/authorised        Signature of director/authorised
signatory                               signatory

Witness:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

         DEED OF GUARANTEE AND INDEMNITY

         BETWEEN

         FLETCHER CHALLENGE INDUSTRIES LIMITED

         AND

         UBS MANGAKAHIA FOREST VENTURE LTD

                                                         [SIMPSON GRIERSON LOGO]

                               TABLE OF CONTENTS

1.     INTERPRETATION...........................................     1
2.     GUARANTEE................................................     2
3.     LIABILITY NOT TO BE AFFECTED.............................     3
4.     PAYMENTS.................................................     4
5.     SUSPENSION OF RIGHTS.....................................     5
6.     REPRESENTATIONS AND WARRANTIES...........................     6
7.     UNDERTAKINGS.............................................     6
8.     COSTS....................................................     7
9.     RELEASE..................................................     7
10.    SET-OFF..................................................     7
11.    NOTICES..................................................     7
12.    CURRENCY INDEMNITY.......................................     9
13.    GENERAL..................................................    10
14.    CONFIDENTIALITY..........................................    11

GUARANTEE AND INDEMNITY dated the                                           2003

PARTIES

1. FLETCHER CHALLENGE INDUSTRIES LIMITED ("Guarantor")

2. UBS MANGAKAHIA FOREST VENTURE LTD ("Beneficiary")

THIS DEED WITNESSES:

1.       INTERPRETATION

         In this Guarantee, unless the context indicates otherwise:

         1.1      DEFINITIONS:

                  "BUSINESS DAY" means a day on which registered banks are open for banking business in Auckland, excluding Saturdays, Sundays and public holidays;

                  "CONFIDENTIAL INFORMATION" means any information disclosed by the Guarantor to the Beneficiary on the express basis that such information is confidential;

                  "DEBTOR" means Fletcher Challenge Forests Industries Limited;

                  "DEFAULT INTEREST RATE" means default interest rate as that term is defined in clause 1 of an agreement for sale and purchase of trees between the Debtor and Teal 4 Limited dated 15 January 2003 ("Agreement");

                  "GUARANTEE" means this guarantee and indemnity;

                  "GUARANTEED MONEY" means all money which the Debtor presently is, or at any time becomes, actually or contingently liable to pay to the Beneficiary under the Agreement and any of the Related Agreements;

                  "GUARANTEED OBLIGATIONS" means all obligations (whether present or future) of the Debtor to the Beneficiary under the Agreement and any of the Related Agreements;

         1.2      GENERAL:

                  (a) words denoting the singular include the plural and vice versa;

                  (b)      words denoting any gender includes all genders;

                  (c) references to any document (however described) will include references to that document as modified, varied, novated, supplemented or replaced from time to time;

                  (d) headings and the table of contents are for convenience only and will not affect interpretation; and

                  (e) capitalised terms not defined in this Guarantee shall have the meaning ascribed to them in the Agreement.

2.       GUARANTEE

         2.1 GUARANTEE: The Guarantor guarantees to the Beneficiary the due and punctual payment by the Debtor of the Guaranteed Money and the due and punctual performance of the Guaranteed Obligations.

         2.2 PAYMENT ON DEFAULT: If the Debtor defaults in the due and punctual payment of any of the Guaranteed Money, the Guarantor will pay that money to the Beneficiary on demand.

         2.3 PRINCIPAL DEBTOR: The Guarantor's obligations under this Guarantee are:

                  (a) principal obligations and may be enforced against the Guarantor without the Beneficiary being required to exhaust any remedy it may have against the Debtor or to enforce any security the Beneficiary may hold with respect to the Guaranteed Money; and

                  (b)      unconditional and irrevocable.

         2.4 CONTINUING GUARANTEE: This Guarantee is a continuing guarantee for the Guaranteed Money. It is not discharged by any payment or anything else, and remains in full force until the Beneficiary has executed and delivered a release to the Guarantor.

         2.5 REINSTATEMENT: If any payment received by the Beneficiary on any account of the Guaranteed Money is or may be avoided by law (despite a release having been executed and delivered by the Beneficiary):

                  (a) the Guarantor's obligation to have made such payment will be deemed not to have been affected or discharged under this Guarantee or any other security given to the Beneficiary; and

                  (b) the Beneficiary and the Guarantor will, in any such case, be deemed to be restored to the position in which each would have been, and will be entitled to exercise the rights they respectively would have had, if that payment had not been made.

3.       LIABILITY NOT TO BE AFFECTED

         The liability of the Guarantor under this Guarantee shall not be abrogated, prejudiced or affected by any of the following:

         3.1 GRANTING OF TIME ETC: the granting of time, credit or any indulgence or other concession to the Debtor or the Guarantor or any other guarantor of the Debtor or to any other person by the Beneficiary;

         3.2 FAILURE TO DEMAND: any failure by the Beneficiary to present, demand or give notice in respect of any negotiable instrument;

         3.3 COMPOUNDING ETC: any compounding, compromise, release, abandonment, waiver, variation, relinquishment or renewal of any agreements, securities, documents of title, assets, or of the rights of the Beneficiary against the Debtor or the Guarantor or any other person;

         3.4 ACTS OR OMISSIONS: anything done or omitted or neglected to be done by the Beneficiary in exercise of the authorities, powers and discretions vested in the Beneficiary by this Deed;

         3.5 SECURITY OR LAW: any security or law or any other dealing, matter or thing which but for this provision might operate to abrogate, prejudice or affect the Guarantee (it being the intention of the parties that the Guarantee and obligations of the Guarantor shall be absolute and unconditional in any and all circumstances);

         3.6 OTHER LIABILITY CEASING: the liability of any other guarantor of the Debtor or any other person ceasing from any cause whatsoever (including release or discharge by the Beneficiary);

         3.7 JOINT OR SIMILAR GUARANTEES: any other person joining in this or giving any similar Guarantee and/or indemnity;

         3.8 LIQUIDATION OF DEBTORS ETC: the liquidation or bankruptcy of the Debtor or any other guarantor of the Debtor or any other person;

         3.9 INCOMPETENCE OF OTHERS ETC: any other guarantor of the Debtor or any other person being incompetent to give any other Guarantee or any collateral security or failing to become legally bound in whole or in part under any of them respectively;

         3.10 SECURITIES VOID ETC: any security from time to time held or taken in respect of the indebtedness or obligations of the Debtor or the Guarantor or any other guarantor of the Debtor or any other person to the Beneficiary being void, defective or informal or being released, partially released, discharged, partially discharged or varied in any way;

         3.11 FAILURE TO PROVIDE SECURITY: failure of the Debtor or the Guarantor or any other guarantor of the Debtor or any other person to provide any security which has been stipulated by the Beneficiary;

         3.12 VARIATIONS: any variation of this Guarantee and Indemnity and/or any other Guarantee and/or indemnity given in relation to any of the Guaranteed Money and/or any of the Guaranteed Obligations;

         3.13 FAILURE TO GUARANTEE ETC: any person intended to Guarantee payment of the Guaranteed Money and/or performance of the Guaranteed Obligations failing or refusing to do so;

         3.14 CLAIMS: any claim that the Beneficiary has not fully realised all securities held by it in respect of the Guaranteed Money and/or the Guaranteed Obligations or has not realised any of such securities in a manner so as to maximise their realisable value; or

         3.15     OTHER MATTERS: any other matter or thing whatsoever.

4.       PAYMENTS

         4.1 PAYMENT: The Guarantor will make each payment to the Beneficiary under this Guarantee in funds which are freely transferable and immediately available for disbursement on the day of payment.

         4.2 NO DEDUCTIONS: All payments by the Guarantor to the Beneficiary under this Guarantee will be made free of any restriction or condition and, except to the extent required by law, without deduction or withholding of any nature whether by way of set-off, counterclaim or otherwise.

         4.3      GROSS UP: If:

                  (a) the Guarantor is required by law to make any deduction or withholding from any amount paid or payable by it to the Beneficiary under this Guarantee; or

                  (b) the Beneficiary is required by law to make any deduction, withholding, or payment on, or calculated by reference to, any amount received or receivable by it under this Guarantee for or on account of tax (except on account of tax on overall net income of the Beneficiary) or otherwise, then the amount payable by the Guarantor in respect of which such deduction, withholding or payment is required to be made will be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment, the Beneficiary receives and retains (free from any liability in respect of any such deduction, withholding or payment) a net amount equal to the amount which it would have received and so retained had no such deduction, withholding or payment been required to be made.

         4.4      NOTIFY BENEFICIARY: The Guarantor will:

                  (a) notify the Beneficiary immediately if it is required to make any deduction or withholding;

                  (b) ensure that such deduction or withholding does not exceed the legal minimum; and

                  (c) pay the amount required to be deducted or withheld to the applicable taxation or other authority before the date on which penalties attach.

         4.5 TAX RECEIPTS: The Guarantor will deliver to the Beneficiary promptly, on receipt, a copy of the receipt issued by the applicable taxation or other authority or other evidence satisfactory to the Beneficiary evidencing that such deduction or withholding has been made.

         4.6 INTEREST: The Guarantor will pay to the Beneficiary on demand interest on all amounts payable by the Guarantor from the due date to the date of actual receipt by the Beneficiary. Such interest will accrue and be calculated on a daily basis (after as well as before judgment) at the Default Interest Rate. Interest will be compounded at monthly intervals.

5.       SUSPENSION OF RIGHTS

         5.1 Until the Guaranteed Money has been paid and discharged in full, the Guarantor will not, without the consent of the
                  Beneficiary:

                  (a) take any steps to enforce a right or claim against the Debtor in respect of any money paid by the Guarantor to the Beneficiary under this Guarantee; or

                  (b) have or exercise any rights in competition with the Beneficiary (including any right of subrogation or indemnity).

         5.2 BENEFICIARY AUTHORISED TO PROVE: Until the Beneficiary shall have received one hundred cents in the dollar in respect of the indebtedness of the Debtor in relation to the Guaranteed Money, the Guarantor authorises the Beneficiary to:

                  (a) prove or claim for all money which the Guarantor has paid or are otherwise owing to the Guarantor and have not been repaid by the Debtor or any other guarantor of the Debtor or any other person; and

                  (b) retain and to carry to a suspense account and appropriate at the discretion of the Beneficiary any amount received.

         5.3 GUARANTOR'S WAIVER OF RIGHTS: So far as is necessary to give effect to anything contained or implied in this Guarantee and to ensure that the whole of the Guaranteed Money and Guaranteed Obligations are paid or satisfied or performed in full, the Guarantor waives in favour of the Beneficiary all rights whatever against the Beneficiary, the Debtor, any other guarantor of the Debtor or any other person or their or its estate and assets. Such waiver extends to and includes rights of subrogation, contribution and marshalling.

6.       REPRESENTATIONS AND WARRANTIES

         6.1 REPRESENTATIONS: The Guarantor represents and warrants to the Beneficiary that:

                  (a) the Guarantor has taken all necessary corporate action to authorise the performance of, and compliance with, its obligations under this Guarantee; and

                  (b) the Guarantor has not taken any security interest or benefit from the Debtor for or in consideration of assuming the obligations contained under this Guarantee or any part of them.

                  (c) the Guarantor is solvent and able to pay the Guarantor's indebtedness as it falls due.

         6.2 NO RELIANCE: The Guarantor confirms that it has not executed this Guarantee as a result of or in reliance on any promise, representation, statement or information of any kind or nature whatever given by the Beneficiary.

         6.3 NO DISCLOSURE: Subject to the Agreement and the Related Agreements, the Guarantor confirms that the Beneficiary was not, before execution of this Guarantee and is not in the future, liable to do anything (including disclosing any information to the Guarantor) relating to the affairs of the Debtor or any transactions of the Debtor with the Beneficiary.

         6.4 CONTINUING: The representations and warranties in this clause 6 will be deemed to be repeated continuously at all times during which this Guarantee remains in effect by reference to the facts and circumstances then existing.

7.       UNDERTAKINGS

         The Guarantor will:

         7.1 INFORMATION: provide the Beneficiary within five Business Days of receiving a reasonable request from the Beneficiary with such information relating to its financial condition, business, assets or affairs as is relevant to the performance of its obligations under this Guarantee provided however that the Guarantor is under no obligation to provide information that it considers, in its absolute discretion, disclosure of which would be a breach of any applicable Stock Exchange Listing Rules; and

         7.2 PROCEEDINGS: give the Beneficiary prompt notice of any litigation, or proceedings affecting it or any of its business, assets or affairs.

8.       COSTS

         The Guarantor will pay the Beneficiary on demand for all reasonable costs and expenses (including reasonable legal costs) in connection with:

         8.1      ENFORCEMENT: the enforcement of this Guarantee; and

         8.2 AMENDMENT ETC: any amendment to, or any consent, waiver or release of this Guarantee requested by the Guarantor.

9.       RELEASE

         The Beneficiary will not be obliged to execute a release of this Guarantee unless it is satisfied that:

         9.1 GUARANTEED MONEY PAID: all of the Guaranteed Money has been paid; and

         9.2 NO PAYMENT AVOIDED: no payment affecting or relating to the Guaranteed Money is or may be avoided under any law relating to insolvency or otherwise.

10.      SET-OFF

         The Beneficiary is authorised to apply (without prior notice or demand) any credit balance of the Guarantor on any account or any money owed by the Beneficiary to the Guarantor towards satisfaction of the Guaranteed Money or any money due and unpaid by the Guarantor to the Beneficiary under this Guarantee.

11.      NOTICES

         11.1 DELIVERY OF NOTICE: All notices and other communications required or permitted under this Guarantee shall be in writing. Any written notice required under this Guarantee must be signed by a duly authorised senior representative of any party giving the notice and will be deemed validly given if:

                  (a)      delivered personally;

                  (b)      sent by prepaid post; or

                  (c)      sent by facsimile transmission,

                  addressed to the recipient at the address or facsimile number set out below (as applicable) or to any other address or facsimile number that a party may notify to the other parties by like notice.

                           BENEFICIARY: If to the Beneficiary to:

                           UBS Mangakahia Forest Venture Ltd
                           C/- UBS Warburg New Zealand Equities Limited
                           P O Box 45
                           Auckland 1000
                           Level 23 Qantas Building
                           191 Queen Street
                           Auckland
                           For:       Michael Edgar
                           Facsimile: (09) 913 4751

                           With a copy to:

                           UBS Timber Investors
                           Trade Center, 4th Floor
                           24 Airport Road
                           West Lebanon
                           NH 03784
                           United States of America
                           For:       Peter Mertz
                           Facsimile: (001) 603 298 7620

                           And with a copy to:

                           Foley Hoag LLP
                           155 Seaport Blvd
                           Boston, MA 02210
                           United States of America
                           For:       Jim Smith
                           Facsimile: (001) 617 832 7000

                           GUARANTOR: If to the Guarantor, to:

                           Fletcher Challenge Industries Limited
                           8 Rockridge Avenue
                           Penrose
                           Private Bag 92036
                           Auckland Mail Centre
                           Auckland
                           For:       The Chief Executive Officer
                           Facsimile: (09) 571 9870

                           With a copy to:

                           Fletcher Challenge Industries Limited
                           8 Rockridge Avenue
                           Penrose
                           Private Bag 92036
                           Auckland Mail Centre
                           Auckland

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                                                                          Page 9

                           For: The Company Secretary
                           Facsimile: (09) 571 9872

         11.2 TIME OF RECEIPT: No written communication will be effective until received. Without limiting any other ways for a party to prove that another party has received a notice, a notice or other written communication under this Guarantee, will be treated as received:

                  (a) if delivered personally, when left with an apparently responsible person at the recipient's address;

                  (b) if sent by prepaid post three (3) Business Days (if posted within New Zealand to an address in New Zealand), or ten (10) Business Days (if posted by prepaid airmail from country to country) after the date of posting;

                  (c) if sent by registered post, on acknowledgment of receipt by or on the recipient's behalf; or

                  (d) if sent by air courier delivery, on acknowledgment of receipt by or on the recipient's behalf; or

                  (e) if sent by facsimile, on the sender's receipt of a transmission report indicating that the facsimile was sent in its entirety to the recipient's facsimile number;

                  but, if the delivery or receipt is not on a Business Day or after 5.00pm (local time) on any Business Day, the notice will be treated as received by the recipient at 9.00am (local time) on the next Business Day.

         11.3 COPIES OF NOTICES: If a party is required by any term of this Guarantee to give a copy of a notice or other communication to a third party, the failure to give the copy of it to a third party will not affect the effectiveness of that notice or communication to a party.

12.      CURRENCY INDEMNITY

         If, at any time and for any reason, an amount payable by the Guarantor under or in respect of this Guarantee ("Relevant Amount") is converted into and received by the Beneficiary in a currency ("Payment Currency") other than the contractual currency of payment under the Agreement ("Contractual Currency") then the Guarantor will indemnify the Beneficiary and will hold the Beneficiary harmless against, and will pay the Beneficiary on demand the amount certified by the Beneficiary as being the amount required to compensate it for, the loss suffered as a result of any discrepancy between:

         12.1 CONTRACTUAL CURRENCY RECEIVED: the amount of the Contractual Currency which the Lender receives on converting the amount it receives in the Payment Currency into an amount in the Contractual Currency in accordance with its usual practice; and

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                                                                         Page 10

12.2     RELEVANT AMOUNT: the Relevant Amount in the Contractual Currency.

13.      GENERAL

         13.1 CERTIFICATE: The certificate of the Beneficiary as to any amount or fact which might reasonably be expected to be within the Beneficiary's knowledge will be prima facie evidence of such matter or fact.

         13.2 SEVERABILITY: Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guarantee or affecting the validity or unenforceability of such provision in any other jurisdiction.

         13.3 DELAY: No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by the Beneficiary in exercising all or any of its rights, remedies and powers or concerning any breach of any of the Guarantor's obligations under this Guarantee is to:

                  (a) operate as a waiver of or prevent the subsequent enforcement of any such rights, remedies, powers or obligations; or

                  (b) be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence of, or a waiver of, any subsequent or other breach.

         13.4 MODIFICATION: This Guarantee may not be amended or modified except by written agreement signed by the parties.

         13.5 WAIVER: Any consent, waiver or acknowledgement by the Beneficiary under this Guarantee must be in writing and any such consent, waiver or acknowledgment shall only be effective in the specific instance and for the specific purpose given.

         13.6 ADDITIONAL TO OTHER SECURITIES: This Guarantee is in addition to and not in substitution for any other security, undertaking or right which the Beneficiary may now or subsequently have in respect of the Guaranteed Money and/or the Guaranteed Obligations. This Guarantee may be enforced against the Guarantor or any other Guarantor of the Debtor without first having recourse to any such securities, undertaking or rights and without taking any steps or proceedings against the Debtor. It may be enforced notwithstanding that any other security, undertaking or right may be in whole or in part unenforceable by reason of any rule of law or equity and notwithstanding any laches, acts, omissions or delays on the part of the Beneficiary.

         13.7     APPLICABLE LAW:

                  (a) The law applicable to this Guarantee shall be the law of New Zealand and the parties irrevocably and unconditionally agree to

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                                                                         Page 11

                           submit to and be bound by the jurisdiction of the courts and tribunals of New Zealand.

                  (b) The submission to jurisdiction in clause 13.7(a) does not (and is not to be construed to) limit the rights of the Beneficiary to take proceedings against the Guarantor in another court of competent jurisdiction, nor is the taking of proceedings in one or more jurisdictions to preclude the taking of proceedings in another jurisdiction whether concurrently or not.

14.      CONFIDENTIALITY

         The Beneficiary will maintain as confidential at all times, and will not at any time, directly or indirectly:

         14.1     DISCLOSE: disclose or permit to be disclosed to any person;

         14.2     USE: use for itself; or

         14.3     USE TO DETRIMENT: use to the detriment of the other party;

         any Confidential Information except:

         14.4 LEGAL REQUIREMENT: subject to clause 14.10, as required by law or regulatory body (including any stock exchange);

         14.5 PUBLIC KNOWLEDGE: as is already or becomes public knowledge, otherwise than as a result of a breach by the Beneficiary of any provision of this deed;

         14.6     AUTHORISED: as authorised in writing by the Guarantor;

         14.7 LENDERS AND UNDERWRITERS: as required to communicate with and make disclosure to institutional lenders to and underwriters for, or potential institutional lenders to and underwriters for the Beneficiary provided that the Beneficiary shall ensure compliance by such persons with this clause 14 and shall be liable for any breach of such obligations by such persons, and in the case of potential institutional lenders or underwriters, to return all such information if the lending to or underwriting is not consummated;

         14.8 AFFILIATES AND ADVISERS: as required to communicate with and make disclosure to Affiliates of the Beneficiary or the Beneficiary's or the Affiliates' respective advisers who have a legitimate need to know the information in order to perform activities connected with this deed, the Agreement or the Related Agreements, and provided that the relevant party shall ensure compliance by such persons with this clause 14 and shall be liable for any breach of such obligations by such persons; or

         14.9 OTHER: to the extent reasonably required by this deed (and, without limiting the effect of this clause, the Beneficiary may disclose

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                                                                         Page 12

                  Confidential Information only to those of its officers, employees or professional advisers, on a "need to know" basis, as is reasonably required for the implementation of this deed).

         14.10 CONSULTATION: In the event that the Beneficiary is required by law or stock exchange reporting obligations to disclose Confidential Information, such disclosure may be made only after the Guarantor has been notified and, subject to timing obligations imposed by law or the relevant stock exchange, has been given every reasonable opportunity to consult with the Beneficiary as to timing and the content of any such disclosure. In consulting with the Guarantor, the Beneficiary shall act in good faith and give reasonable consideration to the Guarantor's requests.

         14.11 THE BENEFICIARY'S SAFEGUARDS: If requested, the Beneficiary will document to the reasonable satisfaction of the Guarantor the internal safeguards it will put in place to meet its confidentiality obligations under this clause 14.

Executed as a deed.

SIGNED by FLETCHER CHALLENGE
INDUSTRIES LIMITED by:

____________________________________    ____________________________________
Full name of director/authorised        Signature of director/authorised
signatory                               signatory

____________________________________    ____________________________________
Full name of director/authorised        Signature of director/authorised
signatory                               signatory

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness

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                                                                         Page 13

SIGNED by UBS MANGAKAHIA
FOREST VENTURE LTD by:

____________________________________    ____________________________________
Full name of director/authorised        Signature of director/authorised
signatory                               signatory

____________________________________    ____________________________________
Full name of director/authorised        Signature of director/authorised
signatory                               signatory

WITNESS:
(if other than two directors sign)

____________________________________
Signature of witness

____________________________________
Full name of witness

____________________________________
Occupation of witness

____________________________________
Address of witness